Exhibit 10.12

UNIT PURCHASE AND REDEMPTION AGREEMENT

THIS UNIT PURCHASE AND REDEMPTION AGREEMENT, (the “Agreement”) dated September 27, 2004, is made by and between East Kansas Agri-Energy, LLC (the “Company”), ICM, Inc. (“ICM”) and Fagen, Inc. (“Fagen”) for the purpose of setting forth the terms and conditions under which the Company shall issue its membership units (“Units” as further described herein) to ICM and Fagen in exchange for capital contributions from ICM and Fagen and the terms and conditions under which the Company shall redeem such Units from ICM and Fagen.

W I T N E S S E T H:

WHEREAS, ICM and Fagen are providing design engineering and construction services to the Company in connection with the Company’s construction and start-up operation of an ethanol production facility near Garnett, Kansas (the “Plant”);

WHEREAS, the Company has determined to increase the production capacity of the Plant which has caused additional equity to be required for construction and start-up operation of the Plant;

WHEREAS, ICM and Fagen have agreed to provide such additional equity financing through the purchase of Units from the Company, but only after the Company has used its current equity, which was raised from the sale of membership units of the Company during its initial registered offering (the “Initial Equity Funds”), to pay for the initial construction costs of the Plant;

WHEREAS, the Company intends to redeem any Units issued to ICM and Fagen and will finance the redemption by raising additional equity through an additional registered offering of its Units; and

WHEREAS, once the Company has used its Initial Equity Funds to pay for the initial construction costs and expenses, ICM and Fagen shall purchase the Units on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:

SECTION 1

PURCHASE AND ISSUANCE OF UNITS

1.1           Units.  All references to Units (capitalized term) in this Agreement shall refer only to those membership interests/units purchased by ICM and Fagen pursuant to the terms of this Agreement and shall specifically exclude any membership interests/units of the Company currently held by ICM and Fagen or purchased by ICM and Fagen subsequent to the date of this Agreement.

1.2           Units to be Purchased by ICM.  Pursuant to the terms of this Agreement, ICM shall purchase from the Company up to Three Thousand One Hundred Twenty-Five (3,125) Units at a purchase price of One Thousand Dollars ($1,000) per unit (“Per Unit Purchase Price”).

1.3           Units to be Purchased by Fagen.  Pursuant to the terms of this Agreement, Fagen shall purchase from the Company up to Three Thousand One Hundred and Twenty-Five (3,125) Units at a purchase price of One Thousand Dollars ($1,000) per unit (“Per Unit Purchase Price”).

1.4           Conditions and Manner of Payment.  The closing of the purchase of the Units by ICM and Fagen is conditioned on the cash proceeds of the Initial Equity Funds being reduced to $1,000,000.  Once the cash proceeds of the Initial Equity Funds is reduced to $1,000,000, the Company shall provide written notification to ICM and Fagen of this fact and request the closing of the purchase of the Units (the “Purchase Notification”).  The Purchase Notification shall state the number of Units to be purchased by ICM and Fagen (which number of Units shall be at the sole discretion of the Company); provided, however, such number of Units to be purchased by each of ICM and Fagen shall not exceed 3,125 Units (combined total of 6,250).  Within ten (10) days after receipt of the Purchase Notification, ICM and Fagen shall each make its capital contribution (up to $3,125,000.00 each) payable in cash to the Company in exchange for the Units.  ICM’s and Fagen’s respective capital contribution shall be calculated by multiplying the number of Units the Company requests to be purchased by each party by the Per Unit Purchase Price.  Upon payment in full of their respective capital contribution, the Company shall deliver to ICM and Fagen a certificate representing the number of Units purchased.  Prior to the issuance of the unit certificates, ICM and Fagen shall each execute a member signature page to the Amended and Restated Operating Agreement of the Company (in substantially the same form as attached hereto as Exhibit “A”) and shall execute and deliver such additional documents and instruments as are necessary to effect the issuance of the Units to ICM and Fagen.

SECTION 2

REPRESENTATIONS AND WARRANTIES OF COMPANY

The Company hereby makes the following representations and warranties to ICM and Fagen, and agrees to carry out the covenants and agreements hereinafter set forth:

2.1           Capitalization and Ownership of Units.  The Company currently has 40,000 Units authorized, of which 14,707 Units are presently issued and outstanding, all of which outstanding Units are fully paid and non-assessable and have been legally issued.  There are no existing options, calls or commitments of any character relating to any Units or to in any manner issue any Units.

2.2           Organization.  The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Kansas.  The execution and delivery of this Agreement does not, and the consummation of the transaction contemplated hereby will not, violate any provision of the Company’s Articles of Organization or Operating Agreement.

2.3           Marketable Title.  The Company has good and marketable title to the Units being issued by it hereunder.  The Units delivered by Company to ICM and Fagen shall be free and clear of all liens, charges and encumbrances.  The execution of this Agreement shall not constitute a violation or default under any contract, indenture or other agreement or restriction of any kind or character to which the Company is a party.

2.4           Authorization and Binding Obligation.  This Agreement constitutes a legal, valid, and binding obligation of Company, enforceable against Company in accordance with its terms.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF ICM

ICM hereby makes the following representations and warranties to the Company, and agrees to carry out the covenants and agreements hereinafter set forth:

3.1           Organization, Standing and Authority.  ICM is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Kansas.  ICM has the necessary power to execute, deliver, and perform this Agreement and the documents contemplated hereby according to their respective terms.

3.2           Authorization.  This Agreement constitutes a legal, valid, and binding obligation of ICM, enforceable against ICM in accordance with its terms.

3.3           Legal and Governmental Proceedings.  ICM is not subject to any order of any court or governmental authority or agency and there are no legal actions or governmental proceedings or investigations pending or, to the best of ICM’s knowledge, threatened, which would have a material adverse impact on ICM or would adversely affect the Company or ICM’s ability to perform according to the terms of this Agreement.

3.4           Review of Company Operating Agreement.  ICM has reviewed a copy of the Amended and Restated Operating Agreement of the Company (“Operating Agreement”) and understands that the Operating Agreement contains certain defined terms that are important to a complete understanding of it.  ICM understands that the Units it is acquiring are governed by the terms of the Operating Agreement and agrees to be bound, in all respects, by the terms of the Operating Agreement.

3.5           Access to Information.  ICM has been given full and complete access to information, financial or otherwise, regarding the Company and has utilized such access to its satisfaction and has obtained any other relevant information it has requested regarding the Company. ICM has been given the opportunity to ask questions of, and receive answers from, the Company concerning the terms and conditions of this offering of the Company’s Units and other matters pertaining to this investment.

3.6           Independent Investigation.  In making the decision to purchase the Units, ICM has relied solely upon independent investigations. ICM is not relying on the Company or its directors or officers with respect to tax, business, risk, economic and other considerations involved in this investment.

3.7           Understanding of Risks.  ICM understands that the Company is a developmental-stage company and has no operating history.  ICM understands the difficulties that are encountered by new businesses and that the Company faces all the risks inherent in any new business. ICM understands the likelihood of the success of the Company must be considered in light of the problems, expenses, and delays frequently encountered in connection with a new business and that since the Company does not intend to enter into other types of business, there will be no diversification of risk.  ICM understands the high risk of this investment and the financial hazard involved, including tax risks, the risk of loss of its entire investment, and the lack of liquidity of its investment.

3.8           Understanding of Stock Restrictions.  ICM understands that the Company has no obligation or intention to register any Units for resale or transfer under the Securities Act of 1933 (the

“Act”) or any state securities laws or to take any action (including the filing of reports or the publication of information as required by Rule 144 under the Act) which would make available any exemption from the registration requirements of any such laws.  ICM further understands that, in addition to federal and state law, the transfer of Units is restricted by the Operating Agreement and that there will be no public market for the Units and that if the Company has insufficient cash flow, the Company may not be able to redeem the Units in accordance with this agreement.  ICM may therefore be excluded from selling or otherwise transferring or disposing of any Units or any portion thereof for an indefinite period of time or at any particular time.

3.9           Sufficient Knowledge and Experience.  ICM has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of the prospective investment in the Units.

3.10         Ability to Bear Economic Risk.  ICM is able to bear the economic risk of this investment, including a total loss of the investment.  ICM has adequate means of providing for its current needs and personal contingencies, has no need for liquidity in its investment in the Company and has no reason to anticipate any circumstances, financial or otherwise, which might cause or require any sale or distribution of the Units.

3.11         Investment Intention.  It is ICM’s intention to acquire the Units for its own account, for investment purposes, and not with a view to, or for, resale in connection with any distribution thereof. ICM understands that no federal or state agency has passed upon the Units or made any findings or determination as to the fairness of this investment. ICM understands and acknowledges that the Units have not been registered under the Securities Act of 1933 or under state securities laws and that the offering of the Units is being made pursuant to exemptions from registration that may depend upon ICM’s investment intention. ICM acknowledges that the Company will rely on our representations and that the Company is not required to recognize any transfer of the Units if, in the opinion of counsel, such transfer would result in a violation of any federal or state law, rule or regulation regarding the offering or sale of securities.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF FAGEN

Fagen hereby makes the following representations and warranties to the Company, and agrees to carry out the covenants and agreements hereinafter set forth:

4.1           Organization, Standing and Authority.  Fagen is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota.  Fagen has the necessary power to execute, deliver, and perform this Agreement and the documents contemplated hereby according to their respective terms.

4.2           Authorization.  This Agreement constitutes a legal, valid, and binding obligation of Fagen, enforceable against Fagen in accordance with its terms.

4.3           Legal and Governmental Proceedings.  Fagen is not subject to any order of any court or governmental authority or agency and there are no legal actions or governmental proceedings or investigations pending or, to the best of Fagen’s knowledge, threatened, which would have a material adverse impact on Fagen or would adversely affect the Company or Fagen’s ability to perform according to the terms of this Agreement.

4.4           Review of Company Operating Agreement.  Fagen has reviewed a copy of the Amended and Restated Operating Agreement of the Company (“Operating Agreement”) and understands that the Operating Agreement contains certain defined terms that are important to a complete understanding of it.  Fagen understands that the Units it is acquiring are governed by the terms of the Operating Agreement and agrees to be bound, in all respects, by the terms of the Operating Agreement.

4.5           Access to Information.  Fagen has been given full and complete access to information, financial or otherwise, regarding the Company and has utilized such access to its satisfaction and has obtained any other relevant information it has requested regarding the Company. Fagen has been given the opportunity to ask questions of, and receive answers from, the Company concerning the terms and conditions of this offering of the Company’s Units and other matters pertaining to this investment.

4.6           Independent Investigation.  In making the decision to purchase the Units, Fagen has relied solely upon independent investigations. Fagen is not relying on the Company or its directors or officers with respect to tax, business, risk, economic and other considerations involved in this investment.

4.7           Understanding of Risks.  Fagen understands that the Company is a developmental-stage company and has no operating history.  Fagen understands the difficulties that are encountered by new businesses and that the Company faces all the risks inherent in any new business. Fagen understands the likelihood of the success of the Company must be considered in light of the problems, expenses, and delays frequently encountered in connection with a new business and that since the Company does not intend to enter into other types of business, there will be no diversification of risk.  Fagen understands the high risk of this investment and the financial hazard involved, including tax risks, the risk of loss of its entire investment, and the lack of liquidity of its investment.

4.8           Understanding of Stock Restrictions.  Fagen understands that the Company has no obligation or intention to register any Units for resale or transfer under the Securities Act of 1933 (the “Act”) or any state securities laws or to take any action (including the filing of reports or the publication of information as required by Rule 144 under the Act) which would make available any exemption from the registration requirements of any such laws.  Fagen further understands that, in addition to federal and state law, the transfer of Units is restricted by the Operating Agreement and that there will be no public market for the Units and that if the Company has insufficient cash flow, the Company may not be able to redeem the Units in accordance with this agreement.  Fagen may therefore be excluded from selling or otherwise transferring or disposing of any Units or any portion thereof for an indefinite period of time or at any particular time.

4.9           Sufficient Knowledge and Experience.  Fagen has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of the prospective investment in the Units.

4.10         Ability to Bear Economic Risk.  Fagen is able to bear the economic risk of this investment, including a total loss of the investment.  Fagen has adequate means of providing for its current needs and personal contingencies, has no need for liquidity in its investment in the Company and has no reason to anticipate any circumstances, financial or otherwise, which might cause or require any sale or distribution of the Units.

4.11         Investment Intention.  It is Fagen’s intention to acquire the Units for its own account, for investment purposes, and not with a view to, or for, resale in connection with any distribution thereof. Fagen understands that no federal or state agency has passed upon the Units or made any findings or determination as to the fairness of this investment. Fagen understands and acknowledges that the Units have not been registered under the Securities Act of 1933 or under state securities laws and that the offering of the Units is being made pursuant to exemptions from registration that may depend upon Fagen’s investment intention. Fagen acknowledges that the Company will rely on our representations and that the Company is not required to recognize any Transfer of the Units if, in the opinion of counsel, such Transfer would result in a violation of any federal or state law, rule or regulation regarding the offering or sale of securities.

SECTION 5

COVENANTS OF COMPANY

The Company hereby covenants and agrees to the following:

5.1           Rights of Unit Holders.  ICM and Fagen shall have the right to jointly appoint one (1) director to the Company’s Board of Directors for every $2,000,000 of capital contributions made to the Company by ICM and Fagen under this Agreement.  For purposes of this Section, capital contribution shall be the combined capital contributions of ICM and Fagen.  The directors appointed jointly by ICM and Fagen shall serve at the pleasure ICM and Fagen so long as ICM and Fagen continue to own Units; provided, however, that the number of directors so appointed shall be progressively decreased on a one director per $2,000,000 basis as Units are redeemed.  Any and all Units purchased by ICM and Fagen hereunder shall not be voted in the election of directors to the Company’s Board of Directors.  ICM and Fagen will have all the rights of Unit Holders as provided for in the Company’s Operating Agreement in all other respects.

5.2           Restrictions on Transferability of Units. The Units shall not be transferable absent registration or applicable exemption.  In addition, the Units shall not be transferable except for transfers to related parties or affiliates of the Unit Holders as provided in the Company’s Operating Agreement.  All transfers must be made in accordance with the terms and conditions of transfer set forth in the Company’s Operating Agreement.  The Unit certificates shall contain a legend describing these transfer restrictions.

5.3           Registered Offering of Units.  Within one hundred fifty (150) days of the date of this Agreement, the Company shall register with the Securities and Exchange Commission and one or more state securities commissions (including, without limitation, the state of Kansas), a minimum of 2,000 units and a maximum of 10,000 units of the Company at an offering price of $1,100 per Unit.  The Company intends to sell the units directly to investors without the use of an underwriter.  The Company shall use its best efforts to sell such registered units and shall hold a minimum of 25 investor meetings in the state of Kansas to promote the sale of the units.

5.4           Proceeds from the Sale of Units.  Proceeds from the sale of Units in the registered offering shall be deposited in escrow until the minimum offering amount of $2,000,000 has been attained.  Once subscription proceeds deposited in escrow exceed the minimum offering amount of $2,000,000, the funds in escrow may be released at the discretion of the Company.  The timing of the release of funds from escrow shall be at the sole discretion of the Company.  The offering shall be terminated upon the earlier of (i) the Company’s election, at its sole discretion, to terminate the offering at the time all the Units are redeemed in accordance with Section 6.1 below, (ii) the sale of the maximum offering amount of $10,000,000, or (iii) the offering termination date. Proceeds from the sale of Units received after release of funds from escrow shall be payable directly to the Company.

SECTION 6

REDEMPTION OF UNITS

6.1           Redemption of Units from Offering Proceeds.  Proceeds from the sale of units in the offering contemplated in Section 5.3 shall be used first to redeem the Units owned by ICM and Fagen.  The redemption price for the Units shall be equal to $1,100 per Unit.  Within twenty (20) days of the release of the offering proceeds from escrow, the Company shall use such proceeds to redeem Units from ICM and Fagen on a prorata basis.  After the initial receipt of proceeds from escrow, the Company, at its election, may either (i) continue redeeming Units on a piece meal basis as proceeds from the sale of Units are received, or (ii) redeem the Units from proceeds one time upon the termination of the offering.  Any proceeds in excess of the amount necessary to redeem the Units shall be retained by the Company.

6.2           Redemption of Units from Company Cash Flow.  In the event the registered offering contemplated in Section 6.3 of this Agreement does not result in the necessary proceeds to redeem all of the Units held by ICM and Fagen, the Company shall redeem the remaining Units from its net cash flow from operations prior to any distributions to the Members of the Company.  The redemption of Units from the net cash flow of the Company shall be made annually in April or May of each year after audited financial statements have been prepared and provided to the Company’s lender.  The redemption price of the Units made pursuant to this Section 6.2 shall be equal to the fair market value of the Unit as of the date of redemption (“Fair Market Value Per Unit”).  For purposes of this Section 6.2, Fair Market Value Per Unit shall be calculated as follows: (a)  If the parties mutually agree that a sufficient number of trades of units has occurred during the calendar quarter immediately preceding the redemption (“Valuation Period”), the Fair Market Value Per Unit shall be determined by taking the weighted average price per unit of all units sold during the Valuation Period; (b)  If the parties do not agree that a sufficient number of trades has occurred during the Valuation Period, then the Fair Market Value Per Unit may be determined at a price mutually agreed upon by the parties; or (c) If the parties are unable to mutually agree on a Fair Market Value Per Unit, the Fair Market Value Per Unit shall be determined by an independent qualified appraiser chosen by mutual agreement of the parties.  If the parties are unable to agree on an appraiser, then ICM and Fagen shall select an appraiser and the Company shall select an appraiser which appraisers shall then jointly select an independent qualified third appraiser who shall determine the Fair Market Value Per Unit, and such determination shall be final, conclusive and binding on the parties.  The expense of any appraisal made hereunder shall be divided equally among the parties.  Within twenty (20) days of the determination of the Fair Market Value Per Unit, the Company shall redeem the Units on a pro rata basis from ICM and Fagen at the Fair Market Value Per Unit.  The redemption payments shall be made in cash.  The Company shall continue to redeem the Units from its net cash flow from operations each year pursuant to the terms of this Section 6.2 until the complete redemption of the Units.

6.3           Exception for Tax Distributions.  Notwithstanding any provision in Section 6.3 to the contrary, the parties to this Agreement each agree that prior to any redemption of Units, the Company may make distributions to the Members of the Company (including ICM and Fagen) in an aggregate amount equal to forty percent (40%) of the net income of the Company for the purpose of paying income taxes related to the ownership of the units of the Company.  The amount of net cash flow available for redemption of Units shall be reduced by the amount of the tax distribution.

6.4           Compliance with Debt Financing Agreements and Consent of Company’s Lender.  The Company’s duties and obligations hereunder shall, at all times, be subject to the terms and conditions of any and all debt financing agreements executed between the Company and its lenders.  The Company shall not be required to redeem any Units from ICM and Fagen if such redemption would cause the Company to breach or violate the provisions of any debt financing agreement including, without limitation, any promissory notes, loan agreements, indentures, mortgages and other agreements or documents pertaining to monies borrowed by the Company, including all amendments and modifications thereto.  The parties further acknowledge that the net cash flow from operations available for redemption of Units will be reduced each year by an amount equal to the greater of seventy-five percent (75%) of any CCC Bio-Energy Income payments received during such year or twenty-five percent (25%) of the Company’s free cash flow.  Pursuant to the terms of the Company’s financing agreement with its lender, this amount shall be paid to the lender as an accelerated amortization of the Company’s loan.

SECTION 7

DEFAULT

In the event ICM and Fagen, or any one of them, default or are in breach of their obligations under this Agreement by failing to close and consummate each and every purchase and sale as noted herein, or ICM and Fagen, or any one of them, shall fail to perform or observe any other term or condition of this Agreement, then this Agreement shall be in default and the Company shall be entitled to pursue all remedies available at law or in equity.

SECTION 8

ADDITIONAL UNDERTAKINGS

8.1           Additional Instruments.  Each party to this Agreement shall execute and deliver or use its best efforts to cause to be executed and delivered such additional instruments and documents as any other party may reasonably request for the purpose of carrying out this Agreement.

SECTION 9

SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES

9.1           Covenants.  All covenants contained in this Agreement shall survive the effective date of this Agreement.

9.2           Representations and Warranties.  All representations and warranties contained in this Agreement shall be deemed continuing representations and warranties and shall survive the effective date of this Agreement.

SECTION 10

INDEMNIFICATIONS

10.1         Indemnification by the Company.  The Company shall indemnify and hold ICM and Fagen harmless against and with respect to, and shall reimburse ICM and Fagen any and all losses, liabilities or damages resulting from any untrue representation, breach of warranty or nonfulfillment of any covenant by the Company contained herein or in any certificate, document or instrument delivered to ICM and Fagen hereunder.

10.2         Indemnifications by ICM and Fagen.  ICM and Fagen shall indemnify and hold the Company harmless against and with respect to, and shall reimburse the Company for any and all losses, liabilities or damages resulting from any untrue representation, breach of warranty or nonfulfillment of any covenant by ICM and Fagen contained herein or in any certificate, document or instrument delivered to the Company hereunder.

10.3         Attorneys’ Fees.  The indemnity set forth in Sections 10.1 and 10.2 above shall include providing reasonable attorneys’ fees and costs to the other party as required to enforce the terms of said indemnity.

10.4         Notices.  The Company and ICM and Fagen shall provide the other with as much notice as possible of a potential claim pursuant to this Section.

SECTION 11

MISCELLANEOUS

11.1         Notices.  Any notice or communication required or performed hereunder shall be sufficiently given if sent by registered or certified mail, postage prepaid to the following individuals:

To Company:	East Kansas Agri-Energy, LLC
201½ East 4th Avenue
P.O. Box 225

Garnett, KS 66032

To ICM:	Dave Vander Griend
310 N. First Street
P.O. Box 397
Colwich, KS 67030

To Fagen:	O. Wayne Mitchell
501 West Highway 212
P.O. Box 159
Granite Falls, MN 56241

Any such notice shall become effective on the third day after the day of mailing thereof, postage prepaid, registered or certified mail.

11.2         Contents of Agreement.  This Agreement sets forth the entire understanding of the parties and supersedes any prior agreement or understanding relating to the subject matter of this

Agreement.  It shall be changed or terminated only by an instrument executed by all parties hereto in writing.

11.3         No Assignments.  No party may assign nor delegate any of its rights or obligations hereunder without first obtaining the written consents of the other parties to this Agreement.

11.4         Binding on Successors.  All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors, personal representatives, heirs and permitted assigns of the parties hereto.

11.5         Governing Law.  This Agreement is being delivered and is intended to be performed in the State of Kansas and shall be construed and enforced in accordance with the laws of the State of Kansas.

11.6         Interpretation.  Wherever used herein the masculine gender shall include the feminine and neuter genders, and vice versa, as the context shall require.  The paragraph headings are included solely for convenience and shall in no event affect, or be used in connection with, the interpretation of this Agreement.

11.7         Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.  This Agreement shall become effective at such time as counterparts thereof have been executed by each of the parties and it shall not be a condition to its effectiveness that each of the parties has executed the same counterpart.

11.8         Construction.  Each party hereto has had the opportunity to fully negotiate the terms hereof and modify the draftsmanship of this Agreement.  Therefore, the terms of this Agreement shall not be construed and interpreted with any presumption, inference or rule requiring construction or interpretation of any provision of this Agreement against the interest of the party causing this Agreement to be drafted.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY:
East Kansas Agri-Energy, LLC

By:	/s/ William Pracht
Its:	Chairman

ICM:
ICM, Inc.

By:	/s/ Dave Vander Griend
Its:	CFO

FAGEN:
Fagen, Inc.

By:	/s/ Jennifer A. Jackson
Its:	CFO